UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2008

Federal-Mogul Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-52986	20-8350090
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26555 Northwestern Highway, Southfield, Michigan	48033
(Address of principal executive offices)	(Zip Code)

(248) 354-7700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.	Other Events

On December 19, 2008, Federal-Mogul Corporation (the “Company”) issued a press release announcing that it has expanded its existing restructuring plan announced September 17, 2008, in response to the continued challenging conditions in the global automotive market. These actions are expected to occur as a result of several initiatives designed to further consolidate, downsize or close additional locations. The Company anticipates that these additional restructuring initiatives, which are expected to begin during the first quarter of 2009 and are expected to be substantially completed by the end of 2009, will result in an estimated charge of approximately $80 million. This estimated charge relates primarily to severance and benefits costs, and is in addition to the estimated charge included in the original plan announced in September 2008. The restructuring actions are expected to reduce the company’s global workforce by approximately 4,600 additional positions or about ten percent.

A copy of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

99.1	Press release issued by Federal-Mogul Corporation dated December 19, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Federal-Mogul Corporation
(Registrant)
Date: December 19, 2008

/s/ Robert L. Katz
	By:	Robert L. Katz
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by Federal-Mogul Corporation dated December 19, 2008.